Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3200
CELL GENESYS ANNOUNCES MANAGEMENT CHANGE
SOUTH SAN FRANCISCO, CA, October 31, 2006—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that Joseph J. Vallner, Ph.D., the company’s president and chief operating officer, has resigned to become the chief executive officer of an early-stage, private biotechnology company. Dr. Vallner’s responsibilities will be assumed by Stephen A. Sherwin, M.D., the company’s chairman and chief executive officer, and other members of the company’s executive management team. There are no immediate plans to hire a replacement for Dr. Vallner.
“I would like to thank Joe for his many important contributions to Cell Genesys during the past several years,” said Dr. Sherwin. “Under Joe’s leadership, Cell Genesys has continued to evolve into a mature development-stage biotechnology organization and as a result of these efforts, we are fortunate to have a deep executive management team that will greatly facilitate this organizational transition.”
“While I very much look forward to the challenges of my new position, I leave Cell Genesys at a time when I feel the company’s future has never been brighter,” said Dr. Vallner. “In my view, Cell Genesys is very well positioned to be among the first companies to deliver on the promise of cancer immunotherapy.”
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 13, 2006 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.